UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2019

AMMO, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13101	83-1950534
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

7681 E. Gray Rd.

(Address of principal executive offices)

480-947-0001

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

AMMO, INC.

Form 8-K

Current Report

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Appointment to Board

On May 23, 2019, a majority of the shareholders of the Company, approximately 52.34%, voted to appoint Robert J. Goodmanson as a member to the Board of Directors of the Corporation.

The biography for Mr. Goodmanson is set forth below:

Robert J. Goodmanson, 63

Robert J. Goodmanson - Mr. Goodmanson has 30 years of experience in the investment banking industry. He founded and was CEO of Maxwell Simon, Inc., a FINRA-registered full-service Broker-Dealer and a licensed registered Investment Advisory firm. Maxwell Simon's focus was on institutional fixed income, advisory, private and public equity transactions. Prior to founding Maxwell Simon, Rob held senior positions at Tucker Anthony, Oakridge Financial and Robert W. Baird. Mr. Goodmanson was a Senior Managing Director in charge of the Midwest and West divisions for Robert W. Baird. For three years he served on the FINRA Board of Governors for District 4 in Kanas City. He holds a BA from Hamline University in St. Paul, MN and successfully completed the multiyear Management Leadership Institute program at The Wharton School.

Family Relationships

There is no family relationship between Mr. Goodmanson and any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

(b)          On May 23, 2019, a majority of the shareholders of the Company, approximately 52.34%, voted to remove Kathy Hanrahan as a member to the Board of Directors of the Corporation.

ITEM 5.07.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On May 23, 2019, in an Action by Written Consent of Shareholders (the “Action”) pursuant to Section 228 of the Delaware General Corporate Law and Section 2.10 of the Company’s Bylaws, a majority of the Company’s shareholders approved the appointment of Robert J. Goodmanson as a member to the Board of Directors of the Corporation and the removal of Kathy Hanrahan as a member to the Board of Directors of the Corporation. As of May 23, 2019, the Company had 44,676,288 shares of Common Stock outstanding and 42,976,286 shares of Common Stock entitled to vote. The Action was adopted and approved by shareholders holding collectively 22,491,894 shares of the Company’s Common Stock. There were no consents withheld or abstained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2019	AMMO, INC.

	By:	/s/ Fred W. Wagenhals
Fred W. Wagenhals Chief Executive Officer